EXHIBIT 10.34

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The binding text must be signed in French

SETTLEMENT AGREEMENT

BETWEEN THE UNDERSIGNED:

Align Technology registered with the Registry of Commerce and Companies of Paris under number 434.581.278, having its registered office at 29, rue Jean-Jacques Rousseau in Paris (75001), France, and represented by Mr. Jeremy Mosley, Président, duly authorized,

Hereafter “the Company”

ON THE ONE HAND

AND:

Mr. Philippe Mollard residing at 86, quai de Jemmapes in Paris (75010) – France,

Hereafter “the Employee,”

ON THE OTHER HAND

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WHEREAS:

1.	The Employee joined the Company effective on February 1, 2001 in the capacity of Operation Director as an Executive (Cadre) and subject to the National Collective Bargaining Agreement for trading on dental product.

2.	As of the beginning of 2002, the Company experienced substantial economic difficulties, as the result of the long-term decline in the market for dental prosthesis. These difficulties, incidentally, were aggravated during all the long of the year 2002.

3.	It was under these circumstances that on September 16, 2002 the Employee was convened to a pre-dismissal meeting held on September 25, 2002.

By registered letter with acknowledgment of receipt dated October 14, 2002, the Employee was terminated for the following economic grounds:

“(…) it has been now several years that our Company is facing important economic difficulties. These difficulties are the consequence of the recession of the business our Company belongs, i.e.: dental prosthesis.

As a result of this situation, the Group has been facing net losses, which were equal to $37.3 million (around €37.3 million) for the first six months of 2002, including $18.5 million for the first quarter of 2002 and $18.8 million for the second one.

Currently, our business is in the red and this situation also concerns the French company where you work: it had serious declining cases submissions and revenue through out the fiscal year 2001 and the last half of fiscal year 2002.

Our Company booked revenues, for the first eight months of this year, were equal only to 15% of the total operating expenses, which means that operating expenses are six times higher than revenues, and case submissions are only 1/3 of the total revised target for the year to date. As a result, we are in a very critical economic situation.

Because of these difficulties, and because of the pronounced fall off of the French company revenues, we are obliged to proceed to a reorganization under jeopardy of our business and Company in the short term.

In this conditions, we have to suppress your job of Operations Director which is no longer justified with respect of the new organization needed by the situation described above.”

4.	By letter with acknowledge of receipt, date November 7, 2002, the Employee immediately notified the Company that he disputed the motive for his termination, and that he considered this termination wrongful, absent of any real and serious cause, and severely damagingly to his professional image.

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The Employee stated that he believed he had suffered professional, moral and material prejudice he deems reparable by the payment of an indemnity in the total amount of one hundred thousand euro (€100,000).

5.	For its part, the Company believes that the Employee’s termination is justified to the extent that the economic difficulties it has encountered are manifestly exhibited.

In this respect, the Company announced that the pursuit of contractual relations with the Employee had become impossible given, in particular, the elimination of his position as Operations Direction and the absence of any available position that would permit the reassignment of the Employee within the Align group.

Finally, the Company disputed the totality of grievances evoked by the Employee and the excessive amount of the indemnity the latter is seeking in compensation for the prejudice he believes he has suffered.

6	Nevertheless, the Parties, desiring to settle amicably the dispute arising from the Employee’s termination, have decided, after each seeking separate counsel, to make reciprocal concessions and have agreed, in application of Articles 2044 to 2058 of the French Civil Code, to settle the litigation that opposes them through a transaction.

The Employee furthermore confirms that his consent for this agreement was given in an entirely free and enlightened manner.

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1:

1.1	The Employee acknowledges receipt of his termination letter on October 15, 2002.

1.2	The Employee acknowledges that, according to his dismissal letter provisions, his 6-month notice period has commenced only on November 1, 2002 and that the Company has decided to release him from the completion of his notice period effective on the said date. Consequently, and according to French Labor law, the effective date of the breach of the Employee’s employment contract will April 30, 2003. On this date, the Company will deliver to the Employee his work certificate (Certificat de Travail).

1.3	During the course of the notice period of the Employee, and for practical reasons and follow up of the files, the Company could solicit and/or ask him, punctually, to come in its premises, what the Employee specifically accepts. In the event the Company requests the Employee to come in its premises, a 5-days notice period should be respected.

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As a consequence, the Employee hereby promises to remain contactable by the Company during his notice period and to communicate to it any new phone and/or mail details.

ARTICLE 2:

The Employee shall receive, within ten days of signature at the latest of this agreement, his ASSEDIC certificate, a summary of his salary as well as the outstanding balance of any accounts, including the following items:

-	A dismissal conventional indemnity in the total of one thousand three hundred and ninety-two euro (€1,392);

-	An indemnity in compensation of notice period in the total gross amount of eighty-three thousand five hundred and thirty-four euros and zero four cents (€283,534.04);

-	An indemnity in compensation of outstanding paid vacation days in the total gross amount of twenty-five thousand nine hundred and nineteen euros and twenty three cents (€25,919.23).

The compensation used as a base for calculating the various indemnities mentioned above is the average of salary, commission and bonuses paid to the Employee over the course of the past twelve months, to which the Employee hereby expressly acknowledges.

The sums described above, except the dismissal indemnity, shall be paid to Employee after deduction of the employee portion of social charges and CSG-CRDS.

ARTICLE 3:

3.1	To put an end to all litigation relating to the execution or termination of his employment contract, and in reparation of each of the different prejudices evoked by the Employee, as a one-time lump-sum payment of all sums, of any kind whatsoever, including those that may have been overlooked, the Company agrees to:

-	transfer, upon the signature of the present Settlement agreement, the title of the car provided to the Employee for the purposes of his functions. The net accounting value of the car is equal to twenty seven thousand nine hundred and five euros (€27,905);

-	pay the Employee a settlement indemnity, in the definitive lump-sum amount of forty-four thousand euro (€44,000) before deduction of CSG-CRDS applicable to this indemnity and to the net accounting value of the car, in conformance with applicable law.

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Consequently, the Employee recognizes that he will receive a net settlement indemnity in the amount of thirty eight thousand three hundred and sixty euro and seventy-eight cents (€38,360.78).

3.2	It is understood that this payment is designed to remedy the damage to career and reputation claimed by the Employee, provided however that it shall not under any circumstances constitute an acknowledgment by the Company that termination of his employment contract was unlawful.

3.3	This settlement indemnity, one-time and definitive in nature, net of CSG-CRDS, shall be paid to the Employee upon signature of this agreement and in the form of a Company cheque.

The car’s different documents will be delivered to the Employee upon the signature of this agreement. Reciprocally the Employee promises to do, without delay, all the formalities issued by the car transfer on his proper name, namely regarding insurance.

IN SETTLEMENT

ARTICLE 4:

The Employee shall return to the Company, upon the signature of this agreement, all documents or materials belonging to the latter that may be in his possession.

ARTICLE 5:

The Employee hereby acknowledges holding stock purchase options attributed to him as part of the Align Technology, Inc. 2001 Options Incentive Plan. With regard to them, the Employee will refer to the term and conditions of the said Plan.

The Employee will receive a letter from the Company’s Stock Options administrator with highlights of his possibilities as regards the exercising of his options under the above mentioned Plan.

ARTICLE 6:

6.1	The Employee hereby promises not to harm the interests of the Company or companies within the Align group, nor to divulge any information, whether of a written or oral nature, to which he has had access in the course of his relations with the Company and with the Company’s customers, the disclosure of which could cause any prejudice to the Company, unless legally bound to do so, nor to publicly release such information. In the

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event of the Employee’s failure to comply, the Company reserves the right to pursue all necessary legal means to safeguard its interests.

6.2	Reciprocally, the Company promises not to harm the interests of the Employee.

ARTICLE 7:

7.1	Subject to the payment of the sums mentioned above, the Employee hereby waives the reemployment priority and all right to any legal pursuit or action of any kind whatsoever relating to the execution or termination of employment contract, against the Company or any and all companies within the Align group.

The Company and the Employee recognize that the Employee occupied the mandate (Mandat social) of Président of the Company from February 1, 2001 to October 16, 2002. Therefore, subject to the payment of the sums mentioned above, the Employee hereby also waives all right to any legal pursuit or action of any kind whatsoever relating to the execution or termination of his mandate against the Company or any and all companies within the Align group. However, the Company acknowledges that the Employee reserves the rights under his mandate to defend his interest in the case of any legal or fiscal challenge or pursuit that may arise and which relates to his mandate.

7.2	The Employee hereby acknowledges having been satisfied of all his rights relating to the execution and termination of his mandate and employment contract.

Specifically, he hereby acknowledges having received all sum that may be owing him for any reason whatsoever by the Company, including, but not limited to, any sums for his mandate, salary, salary bonuses, reimbursement of professional expenses, paid vacation indemnities, severance indemnities, indemnities for non-compliance with proper termination procedures, indemnity for termination without justification and damages on any kind.

7.3	Reciprocally, the Company waives all rights to legal pursuit or action against the Employee related to the execution or termination of his mandate and employment contract.

ARTICLE 8:

8.1	The Parties promise not to reveal the terms of this accord, unless legally bound to do so. Each of them shall refrain, more generally, from making any public comment relating to this separation or of a nature to harm the reputation or image of the other party.

8.2	Each of the Parties to this agreement shall assume on its own behalf the social or fiscal consequences of this settlement.

Draft – Confidential

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The binding text must be signed in French

ARTICLE 9:

This agreement constitutes a transaction as defined by Articles 1124 and 2044 and sub. of the French Civil Code and in particular as defined by Article 2052, which provides that:

“Transaction shall have, between the parties, the authority of a legal judgment of last resort. They shall not be challenged for reasons of legal error nor for inequity.”

Each Party acknowledges having enough time to consider the provisions of this agreement. The Employee acknowledges that the definitive and irrevocable character of this transaction was brought to his attention.

Executed in two originals, one for each of Parties,

In Paris, on November 27, 2002

For ALIGN TECHNOLOGY Mr. Jeremy Mosley President	The Employee Mr. Philippe Mollard

Initial each page and sign the last page with the handwritten comment:

“Good for transaction, waiver of all legal pursuit or action.”